UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

LIBERTY LATIN AMERICA LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-1386359
(State of or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Clarendon House, 2 Church Street Hamilton HM 11, Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A common shares, par value $0.01 per share	The NASDAQ Stock Market LLC

Class C common shares, par value $0.01 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-221608 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Class A common shares, par value $0.01 per share (the “Class A common shares”), and the Class C common shares, par value $0.01 per share (the “Class C common shares”), of Liberty Latin America Ltd. (the “Registrant”).

Reference is made to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-221608), which was filed with the Securities and Exchange Commission (the “SEC”) on December 8, 2017 and declared effective by the SEC on December 12, 2017 (the “Registration Statement”). The Registration Statement relates to, among other things, the issuance of the Class A common shares and the Class C common shares in connection with the split-off of the Registrant from Liberty Global plc (the “Split-Off”). The Registrant has been informed that the Class A common shares and the Class C common shares will be listed on the Nasdaq Global Select Market under the symbols “LILA” and “LILAK,” respectively, as of January 2, 2018.

The description of the Class A common shares and the Class C common shares contained in the sections of the Registration Statement entitled “Description of Our Share Capital” and “Comparison of Rights of Holders of LiLAC Ordinary Share and Holders of Splitco Common Shares” is incorporated herein by reference. Such description is qualified in its entirety by reference to the full text of the Registrant’s Memorandum of Association (the “Memorandum of Association”), the Registrant’s Form of Memorandum of Increase of Share Capital (the “Memorandum of Increase of Share Capital”) to be in effect at the time of the Split-Off and the Registrant’s Form of Bye-Laws (the “Bye-Laws”) to be in effect at the time of the Split-Off. The Memorandum of Association, Memorandum of Increase of Share Capital and Bye-Laws are filed as Exhibits 3.1, 3.2 and 3.3, respectively, to this Registration Statement on Form 8-A.

Item 2.	Exhibits.

The following exhibits are filed as part of this Registration Statement on Form 8-A:

Exhibit No.	Description

3.1	Memorandum of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed on November 16, 2017 (File No. 333-221608) (the “S-1 Registration Statement”)).

3.2	Form of Bye-laws of the Registrant to be in effect at the time of the Split-Off (incorporated by reference to Exhibit 3.2 to the S-1 Registration Statement).

3.3	Form of Memorandum of Increase of Share Capital of the Registrant to be in effect at the time of the Split-Off (incorporated by reference to Exhibit 3.3 to the Registration Statement).

4.1	Specimen Certificate for shares of Class A common shares, par value $0.01 per share, of the Registrant (incorporated by reference to Exhibit 4.1 to the S-1 Registration Statement).

4.2	Specimen Certificate for shares of Class C common shares, par value $0.01 per share, of the Registrant (incorporated by reference to Exhibit 4.3 to the S-1 Registration Statement).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

LIBERTY LATIN AMERICA LTD.

Date: December 28, 2017	By:	/s/ John M. Winter
	Name:	John M. Winter
	Title:	Vice President